Exhibit 99.1

For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553
Southeastern Bank Financial Corp. Reports
$2.8 Million Profit In The Second Quarter 2011
AUGUSTA, Ga., July 29, 2011 — Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust of Aiken, S.C.(SB&T), today reported quarterly net income of $2.8 million for the three months ended June 30, 2011, or $0.42 in diluted earnings per share, compared to $1.6 million, or $0.24 in diluted earnings per share, in the second quarter of 2010.
“The significant increase in net income over the prior year quarter reflects growing income and earnings for the sixth consecutive quarter as we continue to move in the right direction in the midst of an uncertain economy,” said President and Chief Executive Officer R. Daniel Blanton. “While lower deposit costs played a large role in our positive earnings, we also benefitted from earlier efforts to increase the efficiency of our operations. Our credit quality remains strong relative to the industry but we continue to maintain a conservative position in our allowance for loan losses until we see definitive positive movement in the economic environment.”
Total assets at June 30, 2011, were $1.6 billion, a decrease of $7.2 million from Dec. 31, 2010. Loans outstanding at the end of the second quarter were $889.7 million, compared to $886.9 million at Dec. 31, 2010, and $933.3 million at June 30, 2010. Total deposits were $1.4 billion at June 30, 2011, a decrease of $8.7 million at Dec. 31, 2010, and an increase of $30.6 million from the same period a year ago. Cash and cash equivalents totaled $69.7 million at the end of the second quarter, compared to $65.1 million at Dec. 31, 2010.

Net interest income for the second quarter of 2011 totaled $12.9 million, a 13.3 percent increase from $11.4 million for the same period in 2010. The increase was driven by a $1.5 million decrease in deposit costs. Noninterest income for the second quarter totaled $4.7 million, a 10.1 percent decline from $5.2 million a year ago, resulting from decreases in gains on sales of investment securities and mortgage loans. Despite the year-over-year decline in noninterest income, retail investment income increased 21.8 percent. Noninterest expense was $10.1 million in the second quarter of 2011, a decrease of 4.7 percent from $10.6 million a year ago, resulting primarily from lower salary and occupancy expenses, as well as lower other real estate owned (OREO) related losses.
The net interest margin was 3.44 percent for the quarter-ended June 30, 2011, compared to 3.19 percent a year ago. Annualized return on average assets (ROA) was 0.70 percent for the second quarter of 2011, an increase of 28 basis points from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 10.76 percent, an increase of 421 basis points from the second quarter of 2010.
Nonperforming assets at June 30, 2011, were 2.29 percent of total assets, compared to 2.20 percent at March 31, 2011, and 2.53 percent at June 30, 2010. Net charge-offs for the second quarter of 2011 totaled 0.85 percent of average loans on an annualized basis, compared to 1.43 percent annualized in the first quarter of 2011 and 1.37 percent annualized in the second quarter of 2010. The company held $8.6 million in OREO at June 30, 2011, compared to $7.8 million at December 31, 2010, and $7.2 million at June 30, 2010.
The company’s loan-loss provision expense was $3.4 million in the second quarter of 2011, compared to $3.2 million in the first quarter of 2011 and $3.8 million in the second quarter a year ago. The allowance for loan losses at June 30, 2011, was $28.4 million, or 3.25 percent of loans outstanding, compared to $26.7 million, or 3.05 percent of loans outstanding, at Dec. 31, 2010, and $23.8 million, or 2.65 percent of loans outstanding, at June 30, 2010.

Net income for the six months ended June 30, 2011, totaled $5.1 million, an increase of $2.2 million from the same period of 2010. Diluted earnings per share for the first six months of 2011 were $0.76, an increase of $0.33 per share earned from the same period a year ago.
Net interest income for the first six months of 2011 was $25.1 million, a 14.6 percent increase from $21.9 million in the first six months of 2010. Noninterest income was $8.7 million for the first six months of 2011, compared to $9.2 million in the same period of 2010. Noninterest expense was $19.8 million for the six-month period ended June 30, 2011, compared to $20.0 million in the same period in 2010.
“Our goal is to continue on our track of increasing profitability,” said Blanton. “There remains a degree of uncertainty in the economic recovery in our markets and the broader economy, however, which could pose new challenges in the future. As such, we will remain cautious in our approach.”
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and one limited service Loan Production Office in Athens, GA. SB&T is a state charted bank serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.
Safe Harbor Statement — Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,
	2011	December 31,
	(Unaudited)	2010
Assets

Cash and due from banks	$61,140,586	$42,304,774
Federal funds sold	—	—
Interest-bearing deposits in other banks	8,542,898	22,810,141

Cash and cash equivalents	69,683,484	65,114,915

Investment securities
Available-for-sale	569,499,501	586,301,633
Held-to-maturity, at cost (fair values of $0 and $310,753, respectively)	—	310,000

Loans held for sale	15,912,509	12,774,806

Loans	873,801,444	874,095,184
Less allowance for loan losses	28,409,746	26,656,672

Loans, net	845,391,698	847,438,512

Premises and equipment, net	28,546,388	29,415,853
Accrued interest receivable	6,289,666	6,382,121
Bank-owned life insurance	30,144,614	24,178,634
Restricted equity securities	5,454,200	5,706,900
Other real estate owned	8,557,815	7,750,552
Prepaid FDIC assessment	3,885,990	4,784,587
Deferred tax asset	12,916,797	14,594,554
Other assets	3,638,286	2,352,138

	$1,599,920,948	$1,607,105,205

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$131,327,922	$120,138,486
Interest-bearing:
NOW accounts	343,399,575	356,266,740
Savings	466,264,505	409,583,995
Money management accounts	39,265,752	36,937,485
Time deposits over $100,000	304,424,036	346,721,403
Other time deposits	117,317,925	141,088,967

	1,401,999,715	1,410,737,076

Securities sold under repurchase agreements	611,045	817,574
Advances from Federal Home Loan Bank	52,000,000	60,000,000
Other borrowed funds	—	—
Accrued interest payable and other liabilities	12,642,029	12,646,021
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,490,199,435	1,507,147,317

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2011 and 2010, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,676,467 and 6,675,147 shares issued and outstanding in 2011 and 2010, respectively	20,029,401	20,025,441
Additional paid-in capital	62,690,859	62,617,358
Retained earnings	24,655,665	19,548,606
Treasury stock, at cost; 0 shares in 2011 and 2010, respectively	—	—
Accumulated other comprehensive income (loss), net	2,345,588	(2,233,517)

Total stockholders’ equity	109,721,513	99,957,888

	$1,599,920,948	$1,607,105,205

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income:
Loans, including fees	$12,826,525	$13,516,261	$25,454,773	$26,859,707
Investment securities	4,509,850	3,955,152	8,829,754	7,374,533
Federal funds sold	—	3,460	—	6,882
Interest-bearing deposits in other banks	37,707	93,496	85,210	182,167

Total interest income	17,374,082	17,568,369	34,369,737	34,423,289

Interest expense:
Deposits	3,842,342	5,319,108	7,922,174	10,686,166
Securities sold under repurchase agreements	1,616	5,019	3,274	15,857
Other borrowings	662,819	890,582	1,377,397	1,845,122

Total interest expense	4,506,777	6,214,709	9,302,845	12,547,145

Net interest income	12,867,305	11,353,660	25,066,892	21,876,144

Provision for loan losses	3,423,114	3,793,636	6,663,518	7,082,135

Net interest income after provision for loan losses	9,444,191	7,560,024	18,403,374	14,794,009

Noninterest income:
Service charges and fees on deposits	1,750,095	1,748,757	3,327,837	3,343,206
Gain on sales of loans	1,720,503	2,222,022	2,927,137	3,575,301
Gain on sale of fixed assets	—	—	16,659	27,024
Investment securities gains (losses), net	(29,533)	149,269	118,223	161,944
Other-than-temporary loss
Total impairment loss	—	—	(126,907)	—
Loss recognized in other comprehensive income	—	—	65,422	—

Net impairment loss recognized in earnings	—	—	(61,485)	—
Retail investment income	506,761	416,077	964,267	751,089
Trust service fees	292,174	289,410	565,238	576,564
Increase in cash surrender value of bank-owned life insurance	248,103	223,044	465,980	452,120
Miscellaneous income	190,684	156,145	404,066	317,264

Total noninterest income	4,678,787	5,204,724	8,727,922	9,204,512

Noninterest expense:
Salaries and other personnel expense	5,653,375	5,914,348	11,217,731	11,408,877
Occupancy expenses	1,111,444	1,166,058	2,226,617	2,337,103
Other real estate losses (gains), net	365,566	413,680	460,969	328,487
Other operating expenses	2,931,629	3,067,433	5,932,345	5,919,244

Total noninterest expense	10,062,014	10,561,519	19,837,662	19,993,711

Income before income taxes	4,060,964	2,203,229	7,293,634	4,004,810

Income tax expense	1,255,781	582,600	2,186,575	1,129,515

Net income	$2,805,183	$1,620,629	$5,107,059	$2,875,295

Basic net income per share	$0.42	$0.24	$0.76	$0.43

Diluted net income per share	$0.42	$0.24	$0.76	$0.43

Weighted average common shares outstanding	6,676,467	6,673,925	6,676,161	6,673,631

Weighted average number of common and common equivalent shares outstanding	6,676,467	6,673,968	6,676,161	6,673,631